                                                                EXHIBIT (10.10)



                            ASSET PURCHASE AGREEMENT

                                  by and among

                             WALL STREET DELI, INC.

                          DOWNTOWN FOOD SERVICE, INC.

                          EXECUTIVE CHEF CATERING, LLC

                                ROBERT G. BARROW

                                      and

                                  JUDY GUPTON

                               TABLE OF CONTENTS

SECTION I GLOSSARY OF TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION II PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Agreement to Purchase and Sell; Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Amount of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.3     Assumed Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.4     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.5     Option by Barrow and/or Gupton for Satisfaction of Note with Wall Street Deli, Inc. Stock  . . . . .   5
         2.6     Allocations of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.7     Closing Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

SECTION III CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1     Acts of Seller at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2     Acts of Buyer at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.3     Other Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SECTION IV REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.1     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.2     Title to Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.3     Violations of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.4     Binding Effect; No Violation; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         4.5     Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SECTION V REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.1     Organization, Standing and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.2     Binding Effect; No Violation, Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         5.3     Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

SECTION VI CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.1     Conditions to the Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         6.2     Conditions to the Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION VII INDEMNITIES; SURVIVAL OF REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.1     Indemnity by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         7.2     Indemnity by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         7.3     Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SECTION VIII MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         8.1     Expenses, Attorney Fees, Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         8.2     Law Governing; Interpretation; Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         8.3     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         8.4     Modifications; Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         8.5     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         8.6     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11





                                     16 ()

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of the 27th day of October, 1996, by and among the following

         Wall Street Deli, Inc. ("WSD"), a Delaware corporation, with offices at 5683 S. Rex Road, Memphis, Tennessee 38119; and

         Downtown Food Service, Inc. ("DFS"), a Tennessee corporation, with offices at 5683 S. Rex Road, Memphis, Tennessee 38119 (WSD and DFS being collectively referred to herein as "Seller"); and

         Executive Chef Catering, LLC ("ECC") , a Tennessee limited liability company, with offices at 2310 Airport Interchange, Memphis, Tennessee 38132; and

         Judy Gupton ("Gupton"), an individual, whose address is 1912 Grovecrest Road, Germantown, Tennessee 38139; and

         Robert G. Barrow ("Barrow"), an individual, whose address is 8306 Dogwood Road, Germantown, Tennessee 38139 (ECC, Gupton and Barrow sometimes being collectively referred to herein as "Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged in the business of owning and operating a chain of delicatessen-style sandwich shops in 18 cities throughout the United States.

         WHEREAS, Seller owns ten sandwich shops in Memphis, Tennessee, with three operating under the Wall Street Deli trade name and seven operating under as R. C. Cooper's Deli's. The Seller is also engaged in the catering business in the Memphis, Tennessee area (herein "Seller's Memphis Division").

         WHEREAS, the Seller has elected to sell the Memphis Division due to the small size of the existing shops and the lack of compatibility of the catering business with Seller's recently installed store-level management information system and transition to a single source vendor for food and restaurant supplies.

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets (as hereinafter defined) and the ongoing business represented thereby of Seller relating to the Seller's Memphis Division.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:


SECTION I GLOSSARY OF TERMS

         As used in this Agreement, the following terms shall have the following meanings:

         1. "Affiliate"--(1) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person; (2) any Person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; (3) any member of the family of the specified Person; and (4) any Person that, directly or indirectly, is the beneficial owner of five percent (5%) or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of five percent (5%) or more of any class of equity securities.





                                     17 (1)

         2. "Agreement"--this Asset Purchase Agreement, as amended from time to time, together with all Exhibits and Schedules provided for herein.

         3. "Assumed Obligations"--those obligations of Seller identified in Section 2.3(a) of this Agreement.

         4. "Benefit Plan"--any profit sharing, deferred compensation, bonus, or other incentive compensation plan, program, practice, arrangement or agreement, including without limitation any thereof providing stock options, stock appreciation rights or stock purchase rights for any Person as a consequence of his/her employment or past employment by the Seller or any Affiliate; any medical, hospitalization, life, vision, dental, disability or other insurance plan (whether partially or fully self-insured or partially or fully insured through a third-party insurance provider); any "retirement," "pension," or "welfare" benefit plans (as defined in Section 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]); and any of the foregoing, whether group or individual, whether single or multi-employer, and whether mandated by law or otherwise.

         5. "Closing"--the consummation of the transactions provided for in this Agreement.

         6. "Closing Date"-- the Closing of this Agreement shall be held on a date and at a time and place acceptable to the parties hereto, but no later than as of October 27, 1996, unless the parties all agree to a later date.

         7. "Excluded Assets"-- with respect to the Memphis Division (1) all Benefit Plans maintained by Seller; (2) any contracts of employment and other agreements entered into by Seller with any Person listed on SCHEDULE 1.7;
(3) Seller's rights arising out of this Agreement; and (4) all other assets, rights and properties of Seller identified on SCHEDULE 1.7 hereto.

         8. "Leased Premises"--the Deli Stores locations and the Catering locations identified on SCHEDULE 1.8 hereto.

         9.      "Material Contracts"-- as defined in Section 4.5(b).

         10. "Person"--any individual, partnership, joint venture, corporation, trust or other entity.

         11.     "Purchase Price"--as defined in Section II of this Agreement.

         12. "Purchased Assets"--all of the assets, properties, goodwill and rights of the Seller (as a going concern) relating to, benefitting, or held, used or intended for use in, the Seller's Memphis Division of every nature, kind and description, tangible and intangible, real, personal or mixed, wheresoever located, whether or not reflected on the books and records of Seller, excluding the Excluded Assets, but including, but not limited to, all of the following:

                 (i) Real Property-- those leasehold improvements listed on SCHEDULE 4.5(e).

                 (ii) Tangible Personal Property--all tools, kitchen utensils, steam tables, ovens, fixtures, furniture, furnishings, machinery, equipment, supplies and other tangible personal property owned by Seller on the date of this Agreement and on the Closing Date with respect to the Memphis Division as detailed on SCHEDULE 1.12(ii), except as disposed of in the ordinary course of business.

                 (iii) Intangibles-- all trademarks, service marks, trade names and slogans related to the name "Executive Chef Catering", the rights to use the names "Wall Street Deli" and "R.C. Cooper's" solely in Shelby County, Tennessee, and goodwill, technical information and know-how, customer lists, licenses and other non-tangible rights or properties owned and used, or intended to be used, in connection with, or otherwise benefitting, the conduct of Seller's Memphis Division and to the extent transferrable, the right and benefit of Seller to state tax accounts ratings reflecting employer experience and wage tables paid to the Closing Date in any state, but excluding the Excluded Assets.

                 (iv) Records--all books and records of Seller relating to Seller's Memphis Division, or to Persons employed in respect thereto, or relating to any of the Purchased Assets or Assumed Obligations, and including, without limitation, all purchase orders, invoices, items of payment, correspondence, internal memoranda, forecasts, price lists, sales records,




                                     18 (2)
personnel records, customer lists, (excluding any stock ledgers, minute books or similar documents not material to the operations of the Seller) and copies of financial records and other written or printed materials relating to the operation of Seller's Memphis Division, customer accounts, warehousing costs and the cost of operations.

                 (v) Contract Rights--all rights of Seller arising under or pursuant to any of the Material Contracts (hereinafter defined) as identified on Schedule 4.5(b). For the purposes hereof, Material Contracts include: (1) any leases in which Seller is the lessee of office, warehouse and retail store premises or tangible personal property with respect to Seller's Memphis Division ("Lease Contracts"); or (2) any maintenance, supply, servicing, security, or any other agreements or contracts under which Seller is entitled to any rights with respect to any of the Purchased Assets or Assumed Obligations relating to Seller's Memphis Division, including warranties benefitting Seller ("General Contracts"); or (3) any purchase orders issued by Seller for the purchase by it of goods or services, other than those goods or services delivered or provided to Seller prior to Closing, in the ordinary course of Seller's Memphis Division and in amounts consistent with the existing and prospective level of business conducted by Seller with respect to the Memphis Division ("Purchase Orders").

                 (vi) Prepayments--any and all prepaid obligations and expenses, utility deposits, rebates, and other items of property of a similar nature benefitting Seller and reflected on the October 27, 1996 Balance Sheet, excluding any prepaid insurance which Seller shall terminate at the Closing (any refund relating thereto being treated as cash or a cash equivalent and payable to ECC, but only to the extent reflected on the October 27, 1996 Balance Sheet) or prepaid items the benefits of which are fully received by Seller prior to the Closing Date to the extent so received by Seller.

                 (vii) Inventory--all goods and merchandise held by Seller for sale in the ordinary conduct of Seller's Memphis Division, including but not limited to packaging materials relating thereto. Such Inventory shall not exceed a ninety day supply.

                 (viii) Current Assets--all cash on hand, stipulated to be One Hundred Fifty Thousand Dollars ($150,000) at the Closing Date, and the accounts receivable held by the Seller relating to sales by Seller's Memphis Division at the Closing Date less a twelve and one-half percent (12 1/2%) allowance for uncollectible accounts. Additionally, the Seller acknowledges that it is holding advance payments on future events which will be performed by ECC after the Closing Date as shown on SCHEDULE 1.12(viii). The total advance payments will be remitted to the Buyer at Closing in addition to the cash on hand.

         13. "October 27, 1996 Balance Sheet"--The balance sheet of the Seller's Memphis Division for the period ending as of October 27, 1996 attached on SCHEDULE 2.6.

SECTION II PURCHASE AND SALE

         1. Agreement to Purchase and Sell; Elections. In reliance on the representations, warranties, agreements and covenants contained herein or made hereunder, and on the terms and subject to the conditions of this Agreement, Seller agrees that at the Closing, effective as of the Closing Date, it will sell, convey, transfer, assign and deliver to Buyer all of the Purchased Assets for the Purchase Price herein provided; and Buyer agrees that at the Closing, effective as of the Closing Date, it will purchase the Purchased Assets for the Purchase Price herein provided. Good, indefeasible and marketable title to the Purchased Assets will be conveyed to Buyer at Closing (provided, as to Intangibles, Seller shall warrant only ownership, and that the same are valid and not in default), effective as of the Closing Date, free and clear of all security interests, liens, charges, claims, restrictions and other burdens and encumbrances of every nature ("Liens"), except for the Assumed Obligations and Liens described on SCHEDULE 2.1 attached hereto ("Accepted Liens"). Barrow and Gupton shall purchase those Purchased Assets specifically set forth and described on SCHEDULE 2.6; ECC shall purchase the remaining Purchased Assets and shall assume all Assumed Obligations and Liens described on SCHEDULE 2.1.

         2. Amount of Purchase Price. In full consideration of and payment for the Purchased Assets, ECC, Barrow and Gupton will (i) pay, perform and comply with, as and when due, all of the Assumed Obligations undertaken herein by ECC to be paid, performed and complied with following the Closing Date, and
(ii) collectively, pay to Seller a Purchase Price which is equal to the sum of One Million Seventeen Thousand Seven Hundred Ninety Four Dollars ($1,017,794).





                                     19 (3)

         3. Assumed Obligations. Subject to the provisions of this Agreement, and except as provided in Section 2.3(b) of this Agreement:

                 (a) Inclusions. ECC shall assume as of the Closing Date, and agree to thereafter pay, perform or discharge when due all of the indebtedness, liabilities and obligations of Seller solely to the extent described immediately below (the "Assumed Obligations"), namely:

                          (i)     Liabilities. Liabilities or any other type of
obligation which are specifically listed on SCHEDULE 2.3(a).

                          (ii)    Material Contracts. Any obligations, solely
to the extent that they accrue or are applicable to a period of time after the Closing Date, pursuant to the terms and provisions of any Material Contract (defined in Section 4.5(b)).

                          (iii)   Leases. ECC shall assume all Lease Contract
obligations of Seller. Prior to Closing, Seller and Buyer shall obtain consents from the respective Lessors in each Lease Contract for the assignment of each Lease Contract to Buyer, which consents shall release Seller from all further obligations under the applicable Lease Contract. If a particular release cannot be obtained, Barrow and Gupton shall personally agree to indemnify Seller for any claim made by Lessor against Seller, pursuant to a Lease Indemnity Agreement, the form of which is attached hereto as SCHEDULE 2.3(a)(iii).

                 (b) Exclusions. Notwithstanding any provision to the contrary set forth in Section 2.3(a) of this Agreement, or elsewhere in this Agreement, Seller acknowledges and agrees that ECC will not be obligated, and does not agree, to assume, pay or discharge any obligations not specifically assumed by ECC pursuant to Section 2.3(a) of this Agreement, including without limitation any of the following described debts, liabilities or obligations of Seller or its Affiliates, all of which shall be promptly paid, satisfied, performed, disposed or discharged when due by Seller:

                          (i)     Any federal and state income taxes, sales
taxes, gross receipts taxes or other taxes based on or measured by the Purchase Price or the operating profits of Seller for any period, or imposed by reason of the sale and transfer by Seller of the Purchased Assets;

                          (ii)    Any obligations which conflict with or are
contrary to the representations and warranties of Seller set forth in this Agreement, or which are covered by Seller's indemnity provided for in Section VII of this Agreement;

                          (iii)   Any fiduciary or other obligations at any
time existing in respect to any Benefit Plans or other obligations for benefits, compensation, severance or otherwise relating to Seller's employees accruing prior to the Closing Date, including without limitation obligations arising out of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") relating to employees terminated by Seller prior to the Closing Date;

                          (iv)    Any environmental liability arising or
accruing prior to the Closing Date; and

                          (v)     Any undisclosed liability, indebtedness or
obligation existing in respect to any Material Contract which, though comprising a part of the Assumed Obligations pursuant to Section 2.3(a) of this Agreement, is not revealed in the Material Contracts or the Schedules to this Agreement or otherwise disclosed with specificity in writing to ECC, including, but not limited to any worker's compensation claim, general liability claim or other claim or liability which arises or accrues prior to the Closing Date.

         4. Payment of Purchase Price. On the Closing Date, Buyer shall pay to Seller a sum equal to the Purchase Price as follows:

                 (a) Closing Payment by ECC. On the Closing Date, ECC shall pay to Seller in United States Dollars or by certified or bank check or wire transfer a sum that shall be equal to Six Hundred Thousand Dollars ($600,000).

                 (b) Deferred Payment by ECC. On the Closing Date, ECC shall execute and deliver to Seller a non-negotiable Promissory Note payable to the order of Seller in a principal amount equal to the accounts receivable owned by Seller in the amount of Two Hundred Ten Thousand Three Hundred Five Dollars ($210,305) payable in full in ninety (90) days





                                     20 (4)
after the Closing Date. See EXHIBIT A attached.

                 (c) Deferred Payment by Gupton. On the Closing Date, Gupton shall execute and deliver to Seller a Promissory Note payable to the order of Seller in a principal amount equal to Twenty Thousand Seven Hundred Forty Nine Dollars ($20,749), as adjusted as Closing, and bearing interest at the rate of the prime rate of interest quoted by The Wall Street Journal per annum. Interest only shall be payable at the beginning of each calendar quarter after the Closing Date with principal being paid in full within twenty four months after the Closing Date. See EXHIBIT B attached.

                 (d) Closing Payment by Barrow. On the Closing Date, Barrow shall remit to Seller 25,000 shares of Wall Street Deli, Inc. common stock. The value of the stock received by Seller shall be the average of the bid/ask price for Wall Street Deli, Inc. common stock on NASDAQ at the close of business on the day which occurs 72 hours after the Seller's next quarterly earnings release, such price being $5.55 per share as calculated in SCHEDULE 2.4(d) attached hereto.

                 (e) Deferred Payment by Barrow. On the Closing Date, Barrow shall execute and deliver to Seller a Promissory Note payable to the order of Seller in a principal amount equal to remainder of the Purchase Price, Forty Seven Thousand Nine Hundred Ninety Dollars ($47,990), and bearing interest at the rate of the prime rate of interest quoted by The Wall Street Journal per annum. Interest only shall be payable at the beginning of each calendar quarter after the Closing Date with principal being paid in full within twenty four months after the Closing Date. See EXHIBIT C attached.

         5. Option by Barrow and/or Gupton for Satisfaction of Note with Wall Street Deli, Inc. Stock. If permitted by applicable federal and state securities laws, Barrow and/or Gupton shall have the option of satisfying all or part of the obligations set forth in Sections 2.4(e) and 2.4(c) of this Agreement with Wall Street Deli, Inc. stock in lieu of cash consideration payable under the notes. The number of shares to be delivered by Barrow and/or Gupton in lieu of cash consideration shall be equal to (a) the amount of the note balance being paid divided by (b) the average of the bid/ask price for Wall Street Deli, Inc. common stock on NASDAQ for the day such option is exercised.

         6. Allocations of Purchase Price. The Buyer and Seller agree that the Purchase Price and the applicable Buyer shall be allocated in accordance with Schedule 2.6. The parties hereto agree that they will not take a position inconsistent with this Section for Federal income tax purposes.

         7.      Closing Costs.

                 (i) Personal Property--Seller will pay for Seller's attorneys' fee; ECC, Barrow and Gupton will pay for any recording fees, lien searches or other expenses.

                 (ii) Other Costs--Each of the parties will be responsible for their own expenses, including attorney's fees.


SECTION III CLOSING

         1. Acts of Seller at Closing. At the Closing, Seller shall execute and/or deliver, or cause to be executed and/or delivered, the following:

                 (a) Transfer Documents. Seller will execute, acknowledge and deliver to Buyer such bills of sale, assignments of leases and trademarks, title certificates, and other documents of transfer which are reasonably necessary or desirable in order to effect the transfer to Buyer of the Purchased Assets, as provided herein.

                 (b) Third Party Consents. Except to the extent waived in writing by Buyer, Seller will deliver, or cause to be delivered, to Buyer (i) such written consents to the assignment of Seller's interest in Lease Contracts and any other Material Contracts to Buyer as are required by the terms of such Lease Contracts or Material Contracts, (ii) the assignment of Seller's interest in Material Contracts to Buyer as are required by the terms of such Material Contracts, and (iii) Seller will use its best efforts to procure the consent of customers to the assignment of Material Contracts, together with a release of Seller from any obligations or liabilities therewith.





                                     21 (5)

                 (c) Records. Seller will deliver to Buyer Records related to the Seller's Memphis Division.

                 (d) Seller's Certificate: Seller shall execute and deliver to Buyer, for the benefit of Buyer, a certificate dated the Closing Date, signed by Seller and to the effect that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as if made as of the Closing Date and all undertakings of Seller to be performed, satisfied or observed on its part prior to the Closing Date have been performed, satisfied or observed in all material respects.

                 (e) Authorizations. Seller shall cause to be delivered to Buyer certified copies of resolutions adopted by the Board of Directors of Seller authorizing the making, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and naming the Person or Persons authorized to act on behalf of Seller with respect hereto.

                 (f) Access to Equipment and Premises. Seller shall deliver to ECC all keys or other means of access existing in respect to Purchased Assets, including the properties (including all leaseholds) of Seller comprising any part of the Purchased Assets.

                 (g) Schedules. Seller shall deliver to Buyer information and materials required in order that the Schedules hereto and all information, materials or documentation given to Buyer relating to the Schedules shall, as of the Closing Date, be true, accurate and complete in all material respects.

                 (h) Legal Opinion. Seller's counsel shall provide Buyer a legal opinion in the form of SCHEDULE 3.1(h).


         2. Acts of Buyer at Closing. At the Closing, Buyer shall execute and/or deliver, or cause to be executed and/or delivered, the following:

                 (a) Buyer's Certificate. Buyer shall execute and deliver to Seller, for the benefit of Seller, a certificate dated the Closing Date, signed by Buyer and to the effect that:

                          (i)     The representations and warranties of Buyer
contained in this Agreement are true and correct in all material respects as if made as of the Closing Date and all undertakings of Buyer to be performed, satisfied or observed on its part prior to the Closing Date have been performed, satisfied or observed in all material respects;

                          (ii)    Neither ECC, Barrow or Gupton nor any of
their assets are the subject of any insolvency, reorganization or bankruptcy proceeding under any law or statute, state or federal; and

                          (iii)   No proceeding is pending against ECC, Barrow
or Gupton which, if adversely determined, would materially adversely affect the right, power or authority of it to consummate the transactions provided for herein, or would make any such transactions effected hereunder subject to collateral attack by any Person.

                 (b) Authorizations. ECC shall cause to be delivered to Seller certified copies of resolutions adopted by the Members of ECC authorizing the making, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and naming the Person or Persons authorized to act on its behalf with respect hereto.

                 (c) Payment. Buyer will pay the Purchase Price as provided for in this Agreement.

                 (d) Legal Opinion. Buyer's counsel shall provide Seller a legal opinion in the form of SCHEDULE 3.2(d).

         3.      Other Assurances. In addition to those matters set forth in
Section 3.1 and 3.2 of this Agreement, in connection with the Closing, Seller shall, at the request of Buyer, and Buyer shall, at the request of Seller, take all such further action as may be reasonably necessary to give full effect to the transactions provided for herein and to permit the requesting party to confirm its rights hereunder and to enjoy the full benefits intended to be conveyed hereby.





                                     22 (6)

SECTION IV REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer, and agrees with Buyer, as follows:

         1.      Organization, Standing and Authority.

                 (a) DFS is a corporation duly organized, validly existing and in both corporate and tax good standing under the laws of the State of Tennessee. DFS has full power and lawful authority to enter into this Agreement, and as of the date of this Agreement has, and as of the Closing Date will have, full power and lawful authority to perform its obligations hereunder and to consummate the transactions contemplated hereunder and to sell the Purchased Assets owned by it, to carry on Seller's Memphis Division as now conducted and to lease or own and operate the Purchased Assets owned or leased by it.

                 (b) WSD is a corporation duly organized, validly existing and in both corporate and tax good standing under the laws of the State of Delaware. WSD has full power and lawful authority to enter into this Agreement, and as of the date of this Agreement has, and as of the Closing Date will have, full power and lawful authority to perform its obligations hereunder and to consummate the transactions contemplated hereunder and to sell the Purchased Assets owned by it, to carry on Seller's Memphis Division as now conducted and to lease or own and operate the Purchased Assets owned or leased by it.

         2. Title to Purchased Assets. DFS and WSD, collectively, own outright or have valid leasehold interests in all the Purchased Assets. All such properties and assets are free and clear of all Liens, except for the terms, provisions and conditions of any agreement comprising any part of the Assumed Obligations and Accepted Liens described on SCHEDULE 2.1.

         3. Violations of Law. Except as set forth in SCHEDULE 4.3 hereto, Seller has no knowledge or notice of any facts or circumstances which result in, or would reasonably be expected to result in, (i) the ownership or operation of the Purchased Assets by Seller being in violation of any Law (as defined hereinbelow); (ii) the maintenance of Seller's Records being in violation of the requirements of any Law; or (iii) the conduct of Seller's Memphis Division, as presently conducted, being in violation of any Law relating thereto. As used herein, the term "Law" means any Federal, state or municipal ordinance, code, statute, executive order or regulation.

         4. Binding Effect; No Violation; Consents. This Agreement constitutes a valid and legally binding obligation of each of DFS and WSD, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under the Certificate of Incorporation and Bylaws of each of DFS and WSD; and (ii) have been duly and validly authorized by all necessary and appropriate action of each of DFS and WSD.

         5.      Purchased Assets

                 (a) Intangibles. All trademarks, service marks, trade names and related slogans, and all governmental licenses and permits (federal, state and local) included within the Intangibles of Seller are identified on
SCHEDULE 4.5(a) hereto and represent all of such Intangibles that Seller currently is using and has determined necessary, in the exercise of reasonable business judgement, in the Seller's Memphis Division.

                 (b) Material Contracts. The Material Contracts of Sellers relating to the Seller's Memphis Division are disclosed on SCHEDULE 4.5(b) hereto.

                 (c) Prepayments. The Prepayments intended to be assigned and conveyed hereby are identified on SCHEDULE 4.5(c) hereto. Such
Schedule includes (a) the name and address of the Person to whom such Prepayment has been made; (b) a description of the purpose or purposes for which such Prepayment was made; and (c) the amount of the Prepayment.

                 (d) Lease Contracts. All Lease Contracts comprising a part of the Purchased Assets, are reflected on SCHEDULE 1.8 hereto: (i) except for the 2310 Airport Interchange Lease, neither Seller nor any Affiliate is the lessor or landlord in any such Lease Contract; (ii) each Lease Contract is in full force and effect; (iii) all rents due to date under each Lease Contract





                                     23 (7)
have been paid and will be paid through the Closing Date; (iv) Seller is in open, sole and peaceable possession as the exclusive tenant and occupant of the property covered thereby; and (v) neither such leasehold interests, nor any leasehold improvements pertaining thereto and reflected on Seller's October 27, 1996 Balance Sheet, have been abandoned nor has Seller's right to their use been impaired.

                 (e) Leasehold Improvements. Seller represents that all leasehold improvements shown on SCHEDULE 4.5(e) shall be owned by Seller free and clear of any Liens, except for the Accepted Liens.

                 (f) Tangible Personal Property. Seller represents and agrees with Buyer that, as of the date of this Agreement and the Closing Date, all Tangible Personal Property shall be leased or owned by Seller free and clear of any Liens, except for the Accepted Liens and Tangible Personal Property that is leased and shown on SCHEDULE 4.5(f), and shall be in good working order, ordinary wear and tear excepted.

                 (g) Inventory. Seller represents and agrees with Buyer that, as of the date of this Agreement and the Closing Date, all Inventory shall be owned by Seller free and clear of any Liens, except for Assumed Obligations and the Accepted Liens. The price of the Inventory purchased on the Closing Date shall be the lower of cost or market and shall not exceed a ninety day supply.

                 (h) Current Assets. Seller represents and agrees with Buyer that, as of the date of this Agreement and the Closing Date, all Current Assets shall be owned by Seller free and clear of any Liens, except for Assumed Obligations and the Accepted Liens.

SECTION V REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller, and agrees with Seller, as follows:

         1. Organization, Standing and Authority. ECC is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Tennessee. ECC has full power and lawful authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereunder and to acquire the Purchased Assets as provided for in this Agreement.

         2. Binding Effect; No Violation, Consents. This Agreement constitutes a valid and legally binding obligation of ECC enforceable in accordance with its terms and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (i) are permissible under the Articles of Organization or Operating Agreement of ECC;
(ii) have been duly and validly authorized by all legally necessary and appropriate action of ECC; (iii) does not and will not conflict with or with or without the giving of notice or the lapse of time, or both, result in a material breach or default under the terms agreement affecting ECC; and (iv) will not violate any judgment, decree or order of any federal, state, local or foreign court, regulatory authority or other governmental body, or any statute, rule or regulation applicable to ECC, which would have a material adverse effect on its financial condition, assets, liabilities or business. No consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body is required for the consummation by ECC of the transactions contemplated by this Agreement.

         3. Third Party Consents. Buyer shall cooperate with Seller in seeking to obtain all third party consents contemplated hereunder.


SECTION VI CONDITIONS PRECEDENT

         1. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (any of which may, at the election of Buyer, be waived prior to Closing hereunder) on or before Closing
Date:





                                     24 (8)

                 (i) Order, Decree or Judgment. There being no order, decree or judgment of any court, regulatory authority or other governmental body having competent jurisdiction enjoining or otherwise affecting the consummation of the transactions contemplated by this Agreement.

                 (ii) Third Party Approvals. Unless otherwise waived by Buyer, Buyer shall have received, in form and content reasonably satisfactory to it, consent to the transfers in this Agreement provided for from any landlord or other Person with whom there shall exist a Material Contract necessitating such consent.

                 (iii) Compliance by Seller. All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by the Seller at or prior to the Closing Date will have been duly complied with and satisfied in all material respects, and the representations and warranties made by the Seller will be true and correct in all material respects at and as of the Closing Date, except for those specifically relating to a time or times other than the Closing Date (which will be true and correct in all material respects as of such time) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the Closing Date.

                 (iv) Financing. ECC shall have received, on or before Closing Date, a financing commitment from an institutional lender, in an amount and upon terms and conditions satisfactory to ECC.

                 (v) Employees. Prior to Closing Seller and ECC shall mutually agree which of Seller's employees are to become employees of ECC and such employees shall enter into suitable agreements with ECC to become the employee of ECC.

         2. Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (any of which may, at the option of Seller, be waived by it or to Closing hereunder):

                 (i) Order, Decree or Judgment. There being no order, decree or judgment of any court, regulatory authority or other governmental body having competent jurisdiction enjoining or otherwise affecting the consummation of the transactions contemplated by this Agreement.

                 (ii) Compliance by Buyer. All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by Buyer at or prior to the Closing Date will have been duly complied with and satisfied, and the representations and warranties made by Buyer will be true and correct in all material respects at and as of the Closing Date, except for those specifically relating to a time or times other than the Closing Date (which will be true and correct in all material respects at such time or times) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the Closing Date.

                 (iii) Director Approval. On or before Closing Date, the Seller's board of directors shall have approved of this transaction.

SECTION VII INDEMNITIES; SURVIVAL OF REPRESENTATIONS

         1. Indemnity by Seller. Notwithstanding the Closing or the delivery of instruments of conveyance, and regardless of any liquidation (whether complete or partial), dissolution, merger or transfer of assets of Seller, Seller (herein called "Seller Indemnitor") indemnifies and agrees to defend against, indemnify, and hold harmless Buyer, its officers, directors, stockholders, agents, successors, and assigns (herein "Buyer Indemnitee") from, and to reimburse Buyer Indemnitee for, any damage, loss, fees, liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) resulting or arising from, or incurred in connection with or based upon (collectively "Losses"):

                 (i) The breach of any representation or warranty of the Seller Indemnitor which is contained in this Agreement (including the Schedules or Exhibits attached hereto) or the Seller's Certificate required under this Agreement (the "Ancillary Documents");





                                     25 (9)

                 (ii) Except for any Assumed Obligations, any claim by a third party arising from any alleged default, act or breach by Seller Indemnitor or its Affiliates of any obligation, contract or commitment, or resulting from any act or omission of Seller Indemnitor or its Affiliates;

                 (iii) Except for any Assumed Obligations, any Federal, state, local or other tax or governmental imposition of any nature arising out of any event or state of facts occurring or existing prior to the Closing, or any tax imposed upon or based upon receipt of the Purchase Price or the sale transaction contemplated hereby;

                 (iv) Any liabilities of Seller or which may be assessed or asserted against the Seller Indemnitor or Buyer Indemnitee relating to activities or events occurring prior to the Closing Date and which are not enumerated as an Assumed Obligation;

         The amount of any Losses for which indemnification is provided under this Section 7.1 for any particular matter shall be net of any amounts actually recovered by Buyer Indemnitee under insurance policies with respect to such matter. The amount of indemnification provided under this Section 7.1, shall not, in the aggregate, exceed the Purchase Price.

         2. Indemnity by Buyer. Buyer (herein "Buyer Indemnitor") indemnifies and agrees to defend against, hold harmless Seller, its officers, directors, stockholders, agents, successors, and assigns (herein collectively "Seller Indemnitees") from, and to reimburse such Seller Indemnitees for, any damage, loss, fees, liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) resulting or arising from, or incurred in connection with or based upon:

                 (i) The breach of any representation or warranty of the Buyer Indemnitor which is contained in or made pursuant to this Agreement or any Ancillary Document;

                 (ii) Buyer Indemnitor's breach of or failure to perform, comply with or fulfill any covenant or agreement of the Buyer Indemnitor contained in or made pursuant to this Agreement or any Ancillary Document;

                 (iii)    Any Assumed Obligation;

                 (iv) Any Federal, state, local or other tax or governmental imposition of any nature arising out of any event or state of facts occurring or existing on after the Closing Date; and

                 (v) Any liabilities of Buyer or which may be assessed or asserted against the Buyer Indemnitor or Seller Indemnitee relating to activities or events occurring on or after the Closing Date.

         3. Survival of Representations. All covenants, agreements, representations and warranties made by any party hereto pursuant to the terms of this Agreement or any Ancillary Document, shall survive the Closing and delivery of any instruments of conveyance for a period of two (2) years after the Closing Date (during which time any claim must be asserted), except with respect to matters of fraud or intentional misrepresentation. The foregoing limitations shall not apply to the Assumed Obligations, Purchase Price (and adjustments thereto), or liabilities to third parties for environmental or tax matters.

SECTION VIII MISCELLANEOUS

         1. Expenses, Attorney Fees, Arbitration. Buyer and Seller shall each pay their own expenses incurred by or on behalf of them in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby. Any controversy or claim between or among the parties hereto, whether arising out of this Agreement or any Ancillary Document executed in connection with the transaction contemplated hereby, shall be determined by binding arbitration in Shelby County, Tennessee pursuant to the rules of the American Arbitration Association. Any arbitration award shall include reasonable attorneys' fees and costs to the prevailing party.





                                     26 (10)

         2. Law Governing; Interpretation; Merger. This Agreement shall be governed by, interpreted, and construed and enforced in accordance with the domestic laws of the State of Tennessee without reference to principles of conflict of law. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and undertakings relating to the subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by Seller or Buyer which is not embodied in this Agreement, or in the Exhibits or Schedules, attached hereto, or the Ancillary Documents delivered pursuant to this Agreement; and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         3. Binding Effect. All the terms, agreements, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns, but this Agreement and the rights and obligations hereunder shall not be assignable by Seller. The provisions of this Agreement shall not entitle any person not a signatory to this Agreement to any rights as a third party beneficiary, or otherwise, it being the specific intention of the parties hereto to preclude any and all non-signatory parties from any such third party beneficiary rights, or any other rights whatsoever.

         4. Modifications; Waivers. This Agreement may be amended, modified, superseded or canceled only in writing executed by each of the parties hereto; and the terms, agreements, covenants, representations, warranties or conditions of this Agreement may be waived only in a writing signed by the party to be charged with such waiver. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

         5. Severability. The invalidity or unenforceability of all or any part of any provision of this Agreement shall not render invalid the remainder of such provision or of any other provision of this Agreement.

         6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    SIGNATURES APPEAR ON THE FOLLOWING PAGE





                                     27 (11)

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER:                                              SELLER:

Wall Street Deli, Inc.                              Executive Chef Catering, LLC

By:  /s/ Jake L. Netterville                    By:  /s/ Robert G. Barrow
   ----------------------------                     ---------------------------
Title: Authorized Board Representative          Robert G. Barrow, Chief Manager

                                                     /s/ Robert G. Barrow
                                                  ------------------------
                                                         Robert G. Barrow


Downtown Food Service, Inc.

By:  /s/ Alan V. Kaufman
    ----------------------
Title: Chairman                                     /s/ Judy Gupton
                                                 -------------------------
                                                         Judy Gupton





                                     28 (12)